Exhibit 99.1

PRESS RELEASE
Contact:	For Immediate Release

MEDIA COMMUNICATIONS	INVESTOR RELATIONS
Amy Bass	Jan Watson
Director of Corporate Communications	Secretary — Treasurer
417-625-5114	417-625-5108
abass@empiredistrict.com	jwatson@empiredistrict.com

THE EMPIRE DISTRICT ELECTRIC COMPANY

EARNINGS REPORT AND DECLARATION OF DIVIDENDS

JOPLIN, MO, July 28, 2005—(NYSE:EDE)  At the Board of Directors meeting of The Empire District Electric Company, the Directors declared a quarterly dividend of $0.32 per share on Common Stock payable September 15, 2005, to holders of record as of September 1, 2005.

The Empire District Electric Company reported earnings for the second quarter of 2005 of $3.2 million, or $0.12 per share, as compared to earnings in the same quarter of 2004 of $2.1 million, or $0.08 per share. Earnings for the twelve months ended June 30, 2005, were $21.1 million, or $0.82 per share.  This compares to earnings of $24.8 million, or $1.03 per share, for the twelve months ended June 30, 2004.

For the quarter, revenues were $10.6 million higher, as compared to the second quarter of 2004, positively impacting earnings per share by an estimated $0.28.  Increased electric rates in Missouri and Arkansas had the most significant impact on revenues, contributing an estimated $5.7 million in revenues, or $0.15 per share.  Electric revenues also increased $2.0 million, or an estimated $0.05 per share, from the Missouri Interim Energy Charge (IEC).  The IEC became effective on March 27, 2005 to allow recovery of fuel and purchased power costs that were estimated to be in excess of those included in base rates.  The effect of more favorable weather this quarter over the same quarter last year, and continued customer growth also positively impacted earnings per share by an estimated $0.04 and $0.05, respectively, offsetting a decrease in off-system sales.

Increases in total fuel and purchased power costs in the second quarter of 2005, however, partially offset the favorable effect of increased revenues.  These costs increased $6.6 million, reducing earnings per share by an estimated $0.17.  This cost increase occurred due to increased usage and the cost of natural gas.  The IEC revenues, mentioned previously, did not recover all the Missouri related fuel and purchased power costs incurred in the second quarter.  From inception of the IEC through June 30, 2005, the costs of fuel and purchased power were approximately $2.6 million higher than the total of the costs in our base rates and the IEC recorded during the period.  Future recovery of fuel and purchased power costs through the IEC are dependent upon a variety of factors, including natural gas prices, costs of non-contract purchased power, weather conditions, and plant availability.

Increased operating expenses for the quarter also negatively impacted earnings by $0.03 per share, primarily due to increased health care and pension expense. Higher depreciation expenses negatively impacted earnings by $0.04 per share, primarily as a result of new depreciation rates approved in the Missouri rate case, effective March 27, 2005.

Total revenues for the twelve months ended June 30, 2005, were $9.9 million higher, positively impacting earnings per share by $0.27.  Electric revenues increased $8.9 million when compared to the twelve months ended June 30, 2004.  The effect of rate increases and the IEC revenues previously discussed positively impacted revenues by $7.3 and $2.1 million, respectively, while increased customer growth was offset by less favorable weather.  Revenues from non-regulated businesses increased $1.0 million.

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Total fuel and purchased power costs increased $8.9 million for the twelve months ended June 30, 2005, reducing earnings per share by an estimated $0.24.

Increases in health care and non-regulated expenses for the twelve months ended June 30, 2005, reduced earnings per share by an estimated $0.06 each, while increased pension costs reduced earnings per share by $0.03.  A decrease in maintenance costs compared to the same period last year, positively impacted earnings by $0.03 per share.  Increased depreciation and property taxes reduced earnings per share by an estimated $0.08 and $0.03, respectively.  Earnings also declined due to an estimated $0.05 per share dilutive effect from additional outstanding shares, primarily attributable to the sale of 2.3 million shares of common stock in December 2003 and January 2004.

The impact of revenue and expense items on earnings per share is shown on an after-tax basis throughout this press release and compares the period referred to with the same period of the prior year. The earnings per share impact of individual items is a non-GAAP presentation; however, we believe it is useful in understanding the change in the Company’s earnings between periods.

Bill Gipson, President and CEO, will host a conference call Friday, July 29, 2005, at 10:00 a.m. Eastern Daylight Time to discuss earnings for the second quarter and twelve months ended.  To phone into the conference call, parties in the United States should dial 1-800-299-9086 (International 617-786-2903), passcode #15494741, any time after 9:45 a.m. Eastern Time. The presentation can also be accessed from Empire’s web site at www.empiredistrict.com.  A replay of the call will be available for two weeks by dialing 1-888-286-8010 (International 1-617-801-6888) and entering passcode #5673143.  Forward-looking and other material information may be discussed during the conference call.

THE EMPIRE DISTRICT ELECTRIC COMPANY

FINANCIAL HIGHLIGHTS

	Quarter Ended June 30		Twelve Months Ended June 30
	2005	2004	2005	2004
Operating Revenues	$87,892,000	$77,303,000	$338,432,000	$328,531,000
Net Income	$3,158,000	$2,078,000	$21,100,000	$24,799,000
Weighted Average Common Shares Outstanding — Basic	25,845,970	25,408,592	25,690,338	24,177,053
Weighted Average Common Shares Outstanding - Diluted	25,894,742	25,455,030	25,732,489	24,228,183
Earnings Per Weighted Average Share of Common - Basic	$0.12	$0.08	$0.82	$1.03
Earnings Per Weighted Average Share of Common - Diluted	$0.12	$0.08	$0.82	$1.02

Based in Joplin, Missouri, The Empire District Electric Company (NYSE:EDE) is an investor-owned utility providing electric service to approximately 157,000 customers in southwest Missouri, southeast Kansas, northeast Oklahoma, and northwest Arkansas.  The Company also provides fiber optic and Internet services, customer information software services, and has an investment in close-tolerance, custom manufacturing.  Empire provides water service in three incorporated communities in Missouri.

Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995.  Such statements address future plans, objectives, expectations, and events or conditions concerning various matters.  Actual results in each case could differ materially from those currently anticipated in such statements, by reason of the factors noted in our filings with the SEC, including the most recent Form 10-K and 10-Q.